Exhibit 99
Red Lobster Olive Garden LongHorn Steakhouse The Capital Grille
Bahama Breeze® Seasons 52 Eddie V's Yard House
www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011
FOR IMMEDIATE RELEASE	Contacts:
September 20, 2013	(Analysts) Matthew Stroud	(407) 245-6458
7:30 AM ET	(Media) Bob McAdam	(407) 245-5404

DARDEN RESTAURANTS ANNOUNCES LEADERSHIP CHANGES
COO DREW MADSEN TO RETIRE

ORLANDO, FL, Sept 20 - Darden Restaurants, Inc. (NYSE: DRI) today announced that Drew Madsen, Darden's President and Chief Operating Officer, has decided to retire from Darden at the end of the company's fiscal second quarter. He will be succeeded, effective immediately, by Gene Lee, who currently serves as the President of Darden's Specialty Restaurant Group. Until his retirement, Madsen will work with Lee and the rest of the Darden leadership team to ensure a seamless transition.
“Drew has been an integral part of Darden's leadership team since he joined us as Executive Vice President of Marketing of Olive Garden in 1998. And during the nine years since we both assumed our current leadership roles, he has been a valuable partner in leading the company to unprecedented growth and success,” said Clarence Otis, Chairman and CEO. “While we respect and understand Drew's decision to retire, he will be sincerely missed as a colleague and friend. Everyone at Darden joins me in wishing Drew and his family the best,” Otis added.
During Madsen's six and a half year tenure as Executive Vice President of Marketing and then President of Olive Garden, the brand achieved 26 consecutive quarters of profitable same restaurant sales growth and record margins. Since he became COO in December 2004, Darden has grown to 2,155 restaurants, a 71% increase, $8.6 billion in annual revenues, a 79% increase, earnings per share have doubled and the company has delivered a total shareholder return of more than 110%. In addition, during Madsen's tenure employee engagement at Darden achieved unprecedented levels and the company was named one of Fortune's 100 Best Places to Work for three consecutive years.
Madsen, who was also a member of the Darden Board of Directors, has stepped down from the Board as well. “Drew was an outstanding member of the Board and we have valued his thoughtful contributions over the years,” said Chuck Ledsinger, Lead Director of the Darden Board. “He has been a strong leader when it comes to helping the organization both establish and successfully execute against sound strategic direction,” Ledsinger added.
“I am profoundly grateful for the opportunity to participate in the success of Darden. After nine years as President and COO, I have been contemplating what comes next and I leave the company with fond memories, great friends, and optimism for the company's future,” Madsen commented. “I'm looking forward to the next phase of my career,” he added.
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As COO, Lee has responsibility for leading both Operations and Marketing across the Darden portfolio of brands. Lee joined Darden in 2007 following the acquisition of RARE Hospitality where he had served as President and COO since 2001. “With nearly 30 years in the restaurant industry, Gene has extraordinary knowledge of our full range of guests. He is clearly the right leader to reinforce our focus on ensuring that the in-restaurant experiences we provide are evolving appropriately in response to consumers' changing needs and desires,” Otis commented.
“I'm excited about taking on this new responsibility at Darden,” Lee commented. “We are well positioned to grow market share profitably. I look forward to contributing more broadly to the future success of the company.”
With Lee's appointment, the responsibilities of Kim Lopdrup, who has been leading the company's New Business Development initiatives, have been expanded to include leadership of Darden's Specialty Restaurant Group. Prior to his current role, Lopdrup served for seven years as President of Red Lobster, leading the brand as it made significant progress in guest satisfaction and profitability.
Darden Restaurants, Inc., (NYSE: DRI), the world's largest full-service restaurant company, owns and operates more than 2,100 restaurants that generate over $8.5 billion in annual sales. Headquartered in Orlando, Fla., and employing more than 200,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2013, Darden was named to the FORTUNE “100 Best Companies to Work For” list for the third year in a row and is the only full-service restaurant company to ever appear on the list. Our restaurant brands - Red Lobster, Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V's and Yard House - reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

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